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Exhibit 3.01

CERTIFICATE OF DESIGNATIONS OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
THEREOF
of
SERIES K CUMULATIVE CONVERTIBLE PREFERRED STOCK
for
HYBRID NETWORKS, INC.

    HYBRID NETWORKS, INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

    RESOLVED, that, pursuant to Article IV of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of, a series of preferred stock of the Corporation consisting of 7,560 shares, par value $0.001 per share, to be designated "Series K Cumulative Convertible Preferred Stock".

    RESOLVED, that each of the shares of Series K Cumulative Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

    1.  Designation.  There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the "Series K Cumulative Convertible Preferred Stock". The number of shares (the "Preferred Shares") constituting such series shall be 7,560.

    2.  Dividend Preference/Accretion.

      (a)  Dividend Preference.  The holders of the Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of any funds and assets of the Corporation legally available therefore, cumulative dividends at the per share rate of six percent (6%) per annum (i.e., three percent (3%) semi-annually) of the Liquidation Value (as defined below) of each outstanding Preferred Share, accruing daily from the date of issuance and compounded on June 30th and December 31st of each year (each a "Dividend Payment Date") commencing with the first Dividend Payment Date occurring after the original issuance date of such share, in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of equity security of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. Upon the payment of dividends as required by the immediately preceding sentence, such dividends will be deemed paid in full. For so long as any Preferred Shares are outstanding, the Corporation shall not pay any dividends on any shares of Common Stock (other than stock dividends of Common Stock to the Corporation's Common Stock holders) or any shares of any other capital stock, or repurchase any shares of Common Stock or capital stock, without having received written consent of the holders of 75% of the Preferred Shares outstanding. For purposes of computing any per diem accrual, calculations shall be made using a 360-day year.

      (b)  Accretion.  On June 30th and December 31st of each year (each an "Accretion Date"), the Liquidation Value (as defined below) of each outstanding Preferred Share shall be automatically increased by an amount equal to six percent (6%) per annum of the then Liquidation Value of such Preferred Share (i.e. three percent (3%) semi-annually) less the amount of any dividend declared and paid on the Preferred Shares since the immediately prior Accretion Date. Notwithstanding the foregoing, the Corporation may pay dividends in cash if on 15 days irrevocable prior written notice, it informs the holders of the Preferred Shares of its election to pay cash dividends. Following notice of payment of cash dividends by the Corporation, all dividends on the Preferred Shares shall be paid in cash on each Dividend Payment Date, until such time as the Corporation provides 15 days irrevocable written notice to the holders of Preferred Shares of its election to accrete the amount of such dividends as provided herein instead of paying cash dividends.

    3.  Liquidation Value.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of equity securities, the amount of $1,000 per share plus (i) dividends added to the Liquidation Value in accordance with Section 2(b) above, (ii) all accrued but unpaid dividends hereunder (other than dividends previously added to the Liquidation Value), and (iii) all "Monthly Delay Payments" or other default payments owing under the Transaction Documents but not previously paid or added to the Liquidation Value (collectively, the "Liquidation Value"). The foregoing shall not affect any rights which holders of Preferred Shares may have with respect to any requirement that the Corporation repurchase the Preferred Shares or for any right to monetary damages.

    4.  Issuance of Preferred Shares.  The Preferred Shares shall be issued by the Corporation pursuant to an Exchange Agreement dated on or about the date hereof ("Exchange Agreement") between the Corporation and the initial subscriber for the Preferred Shares thereunder ("Subscriber"), and holders of the Preferred Shares shall enjoy the benefits of the Registration Rights Agreement ("Registration Rights Agreement") dated on or about the date hereof between such parties entered into in connection with the Exchange Agreement.

    5.  Conversion.  Subject to the terms hereof, each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert any or all Preferred Shares held by such holder for such number of fully paid, validly issued and nonassessable shares ("Common Shares") of the Corporation's common stock, $0.001 par value ("Common Stock"), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Value multiplied by the number of Preferred Shares being converted, by (ii) the applicable Conversion Price (as defined in Section 5(b) below) determined as hereinafter provided in effect on the Conversion Date (subject to the limitations set forth in this Section 5). Immediately following such conversion, the rights of the holders of converted Preferred Shares shall cease and the persons entitled to receive the Common Shares upon the conversion of Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to holders.

      (a)  Mechanics of Conversion.  To convert Preferred Shares into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile transmission) no later than the Conversion Date stating that such holder elects to convert the same and shall state therein the number of Preferred Shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the conversion date specified in such Conversion Notice shall be referred to herein as the "Conversion Date"). Within one Trading Day following delivery of any such Conversion Notice, the holder shall deliver (which also may be delivered by facsimile transmission) page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice and subject to the book-entry provisions set forth below, such holder shall surrender the certificate or certificates representing the Preferred Shares being converted, duly endorsed, at the office of the Corporation or, if identified in writing to all the holders by the Corporation, at the offices of any transfer agent for such shares. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares (including any fractional shares) which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice. The Corporation shall effect such issuance of Common Shares (and certificates for unconverted Preferred Shares) within three (3) Trading Days of the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within three (3) Trading Days after the receipt of such Conversion Notice. If certificates evidencing the Common Shares are not received by the holder within five (5) Trading Days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion or redemption of Preferred Shares, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its commercially reasonable best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or redemption to the holder, by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above, and for delivery of Common Stock in payment of any redemption price hereunder, shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

        The Corporation's obligation to issue Common Shares upon conversion of Preferred Shares shall be absolute, is independent of any covenant of any holder of Preferred Shares, and shall not be subject to: (i) any offset or defense; or (ii) any claims against the holders of Preferred Shares whether pursuant to this Certificate of Designations, the Exchange Agreement, the Registration Rights Agreement, the Warrant (as defined in the Exchange Agreement) or otherwise.

        Book-Entry.    Notwithstanding anything to the contrary set forth herein, upon conversion of any Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender such holder's certificates for Preferred Shares to the Corporation unless such holder is converting all of the Preferred Shares then held by such holder. The holders of Preferred Shares and the Corporation shall maintain records showing the number of Preferred Shares so converted hereunder, the number of Common Shares received upon conversion and the dates of such conversions, or shall use such other method, reasonably satisfactory to the holders and the Corporation, so as not to require physical surrender of certificates for Preferred Shares upon each such conversion. Notwithstanding the foregoing, if any Preferred Shares are converted as aforesaid, such holder of Preferred Shares may not transfer its Preferred Shares unless such holder first physically surrenders to the Corporation all certificates representing any Preferred Shares which have previously been converted in whole or in part, whereupon the Corporation will forthwith issue and deliver upon the order of such holder new certificate(s) evidencing Preferred Shares, registered as such holder may request, representing in the aggregate, together with all other certificates evidencing Preferred Shares held by such holder, the remaining number of Preferred Shares held by such holder. Each holder of Preferred Shares (and any successor in interest or assignee), by acceptance of Preferred Shares, acknowledges that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares actually owned by such holder may be less than the number of Preferred Shares set forth on the face of the certificates representing Preferred Shares and held by such holder.

      (b)  Definitions.

        For purposes of this Certificate of Designations, the following terms shall have meanings ascribed to them below:

        "Automatic Redemption Date" shall initially mean February 16, 2006, provided, however, that by written notice of the holders of at least 75% of the Preferred Shares delivered to the Corporation prior to February 16, 2006, such date may be extended to a later date selected by such holders but in no event shall such Automatic Redemption Date extend beyond February 16, 2007.

        "Change in Control Transaction" will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Corporation prior to such event cease to own 50% or more of the voting stock, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any "going private" transaction under Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act for 20% or more of the Corporation's Common Stock), (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power, (iii) there is a replacement of more than one-half of the members of the Corporation's Board of Directors which is not approved by those individuals who are members of the Corporation's Board of Directors on the date thereof, or (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Corporation, determined on a consolidated basis, or (v) the Corporation enters into an agreement providing for an event set forth in (i), (ii), (iii) or (iv) above pursuant to which the Common Stock is converted or reclassified into other securities, cash or property.

        "Conversion Price" shall mean the following:

           (i) Subject to clause (iii) below, from the Exchange Date (as defined in the Exchange Agreement) until the Reset Date, the Conversion Price for the first 1,875 Preferred Shares converted shall equal the Floor Price (the Corporation shall provide written notice to all holders of Preferred Shares immediately following the time (the "Reset Time") at which 1,875 Preferred Shares have been so converted);

          (ii) Subject to clause (iii) below, on and after the earlier of the Reset Date or the Reset Time, the Conversion Price shall thereafter equal the sum of (a) the then applicable Floor Price, plus (b) 50% of the amount by which the VWAP on the Trading Day immediately preceding the Conversion Date (or other date as of which the

      Conversion Price is being determined) exceeds such Floor Price, if any, provided that the Conversion Price shall not be less than the then applicable Floor Price; and

          (iii) Notwithstanding clauses (i) and (ii) above, following the occurrence of any Interfering Event (as defined in the Registration Rights Agreement) upon which the holders of Preferred Shares have a right to sell any or all Preferred Shares to the Corporation, the Conversion Price hereunder shall equal the lesser of (a) the then applicable Conversion Price, and (b) the lowest closing bid price for the Common Stock on the Principal Market over the five Trading Days immediately preceding the Conversion Date or redemption date;

      in each case such Conversion Price shall be subject to adjustment (or further adjustment, as the case may be) from time to time pursuant to the terms of this Certificate of Designations (including without limitation pursuant to Section 5(c) below).

        "Convertible Securities" means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

        "First Pricing Period" shall mean the period of fifteen (15) consecutive Trading Days immediately following the earlier of (a) April 1, 2001 and (b) the later of (1) February 15, 2002, or (2) the date on which the Company announces or discloses publicly its financial results for the year or quarter ended December 31, 2001.

        "Floating Price" shall equal the lesser of the Conversion Price and the lowest VWAP during the five (5) Trading Days immediately preceding the applicable Conversion Date.

        "Floor Price" shall equal $1.25, as such figure shall be appropriately and equitably adjusted pursuant to any stock splits, stock dividends and similar events ("Initial Floor Price"); provided, however, that if at all times from October 16, 2001 through the Reset Date all of the conditions precedent set forth in clauses (A) through (C) of Section 5(i)(5) below exist, then on the Reset Date the Floor Price hereunder shall be automatically adjusted to (and shall thereafter equal, until further adjusted) a price equal to the average of the daily VWAPs during the First Pricing Period, provided that the Floor Price shall not be adjusted to a figure that is less than the Initial Floor Price or greater than the Maximum Price, except pursuant to an adjustment required under Section 5(c) below.

        "Forced Conversion Limit", for any Forced Conversion Period (as defined in Section 5(i)(2)(B) below), shall mean 10% of the total number of shares of Common Stock traded on the Principal Market during the Forced Conversion Period (excluding (i) individual trades of 20,000 shares or more of Common Stock, (ii) all transactions other than bona fide, arm's length transactions between unaffiliated and unrelated persons and entities, and (iii) the total number of shares of Common Stock traded on the Principal Market on any Trading Day during such Forced Conversion Period in which any sale price per share of Common Stock on the Principal Market is less than 120% of the Conversion Price in effect on such Trading Day).

        "Maximum Price" shall mean $5.00, as such figure shall be appropriately and equitably adjusted pursuant to any stock splits, stock dividends and similar events.

        "MFN Transaction" shall mean a transaction in which the Corporation issues or sells any securities in a capital raising transaction or series of related transactions (the "MFN Offering") which grants to the investor (the "MFN Investor") the right to receive additional securities based upon future capital raising transactions of the Corporation on terms more favorable than those granted to the MFN Investor in the MFN Offering.

        "Per Share Selling Price" shall include the amount actually paid by third parties for each share of Common Stock in a sale or issuance by the Corporation. In the event a fee is paid by the Corporation in connection with such transaction directly or indirectly to such third party or its affiliates, any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale of shares of Common Stock shall include the sale or issuance of rights, options, warrants or convertible, exchangeable or exercisable securities under which the Corporation is or may become obligated to issue shares of Common Stock, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or conversion price thereof (in addition to the consideration received by the Corporation upon such sale or issuance less the fee amount as provided above). In case of any such security issued in a Variable Rate Transaction or an MFN Transaction, the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or might have been converted or exercised in the case of a Variable Rate Transaction, or the lowest adjustment price in the case of an MFN Transaction, over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by the Corporation's Board of Directors, provided that if the holders of at least 75% of the outstanding Preferred Shares reasonably object to such fair value determination, then such fair value shall be determined by independent certified public accountants mutually acceptable to the Corporation and the holders of at least 75% of the outstanding Preferred Shares. In the event the Corporation directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, then the Per Share Selling Price shall equal such effectively reduced conversion, exercise or exchange price.

        "Principal Market" shall mean the NASDAQ National Market System or such other principal market or exchange on which the Common Stock is then listed for trading.

        "Reset Date" shall mean the Trading Day immediately following the last Trading Day of the First Pricing Period.

        "Second Pricing Period" shall mean the period of sixty (60) consecutive Trading Days consisting of the thirty (30) consecutive Trading Days immediately preceding the Automatic Redemption Date and the thirty (30) consecutive Trading Days commencing on and immediately following the Automatic Redemption Date.

        "Trading Day" shall mean a day on which there is trading on the NASDAQ National Market System or such other market or exchange on which the Common Stock is then principally traded.

        "Variable Rate Transaction" shall mean a transaction in which the Corporation issues or sells (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (b) any securities of the Corporation pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Corporation which are registered for sale or resale pursuant to the Securities Act.

        "VWAP" shall mean the daily volume-weighted average sale price for the Common Stock on the Principal Market on any particular Trading Day as reported on Bloomberg's, as such figure may be adjusted pursuant hereto.

      (c)  Stock Splits; Dividends; Adjustments.

        (i)  Stock Splits, etc.  If the Corporation or any of its subsidiaries, at any time while the Preferred Shares are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Shares into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

        As used herein, the Affected Conversion Prices (each an "Affected Conversion Price") shall refer to: (i) the Conversion Price; (ii) the Floor Price; (iii) the Maximum Price; and (iv) each VWAP occurring on any Trading Day included in the First Pricing Period or Second Pricing Period, as the case may be, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 5(c)(i) and before the effective date in the case of the events referred to in clauses (B) and (C) of this subparagraph 5(c)(i).

        (ii)  Distributions.  If the Corporation or any of its subsidiaries, at any time while the Preferred Shares are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Corporation or any of its subsidiaries (excluding those referred to in Sections 5(c)(i) above), then concurrently with such distributions to the holders of Common Stock, the Corporation shall distribute to holders of the Preferred Shares, the amount of such indebtedness, assets, cash or rights or warrants which the holders of Preferred Shares would have received had they converted all their Preferred Shares into Common Shares immediately prior to the record date for such distribution.

        (iii)  Common Stock Issuances.  In the event that the Corporation or any of its subsidiaries (A) issues or sells any Common Stock or securities which are convertible into or exercisable or exchangeable for Common Stock, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or (B) directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, in either case at or to an effective Per Share Selling Price which is less than the greater of (A) the closing sale price per share of the Common Stock on the Principal Market on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options ("Fair Market Price"), or (B) the Conversion Price, then in each such case, each Affected Conversion Price in effect immediately prior to such issue or sale or record date, as applicable, shall be automatically reduced effective concurrently with such issue or sale to an amount determined by multiplying the Affected Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common

    Stock which the aggregate consideration received by the Corporation for such additional shares would purchase at such Fair Market Price or Conversion Price, as the case may be, and (y) the denominator of which shall be the number of shares of Common Stock of the Corporation outstanding immediately after such issue or sale.

      The foregoing provision of this subsection (iii) shall not apply to issuances, sales or reductions pursuant to (i) the Corporation's current or future employee, director or bona fide consultant options plans and/or compensation arrangements, (ii) strategic corporate alliances not undertaken principally for financing purposes, (iii) revolving or term loans provided to the Corporation by federal or state chartered banks or thrifts, and (iv) a stock split or subdivision of the outstanding Common Stock.

      For the purposes of the foregoing adjustments, in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

      For purposes of this Section 5(c)(iii), if an event occurs that triggers more than one of the above adjustment provisions, then only one adjustment shall be made and the calculation method which yields the greatest downward adjustment in the Conversion Price shall be used.

        (iv) All calculations under this Section 5(c) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

        (v) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock, provided that the Corporation shall not increase such par value so long as any Preferred Shares are outstanding.

        (vi) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the reduction is irrevocable during the period. Whenever the Conversion Price is so reduced, the Corporation shall mail to the holders of Preferred Shares a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least three (3) days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. Such reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Sections 5(c)(i) or (ii) above.

      (d)  Notice of Record Date.  In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Preferred Shares at least 15 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

      (e)  Issue Taxes.  The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of, or payment of dividends on, Preferred Shares pursuant hereto. However, the holder of any Preferred Shares shall pay any tax that is due because the Common Shares issuable upon conversion thereof or dividend payment thereon are issued in a name other than such holder's name.

      (f)  Reservation of Stock Issuable upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Preferred Shares, an amount of Common Shares equal to 200% of the number of shares issuable upon conversion (including redemption) of the Preferred Shares at the then applicable Floating Price or Conversion Price, whichever is lower (in each case without regard to any limitations or restrictions set forth herein). The Corporation promptly will take such corporate action as may, in the opinion of its outside counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in commercially reasonable best efforts to obtain any requisite stockholder approval.

      (g)  Fractional Shares.  No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation's option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

      (h)  Reorganization, Merger or Going Private.  In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person or a "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section 5(c) above and such Section shall also apply to such distribution. Notwithstanding the above, this Section 5(h) shall not apply to any Change in Control Transaction described in Section 5(m) below and nothing contained in this paragraph shall affect the repurchase rights of holders of Preferred Shares set forth in such Section 5(m).

      (i)  Automatic Redemption, Forced Conversion and Forced Redemption.

        (1)  Automatic Redemption.  On the Automatic Redemption Date, the Corporation shall redeem all outstanding Preferred Shares for cash or shares of Common Stock at a redemption price per share equal to the Liquidation Value. Subject to the terms hereof, the Corporation shall have the right to satisfy payment of such redemption price either in cash or in shares of Common Stock or a combination thereof, at the Corporation's option. The Corporation shall deliver to all holders of Preferred Shares a written irrevocable notice electing to pay such redemption price on such Automatic Redemption Date solely in cash or in Common Stock or a combination thereof ("Election Notice") (the date of any such notice being hereinafter referred to as the "Notice Date"). Such Election Notice shall be delivered prior to January 1, 2006, and, if the Automatic Redemption Date is extended by the holders, such Election Notice shall again be delivered at least forty-five (45) days prior to the then applicable Automatic Redemption Date (provided that if the Automatic Redemption Date is extended less than 50 days, the original Election Notice shall constitute the Election Notice for such extended Automatic Redemption Date). If such Election Notice is not delivered within the prescribed period set forth in the preceding sentence, then the redemption shall be made in either cash or shares of Common Stock or a combination thereof at the holder's sole option on the same terms hereunder. To the extent the Corporation elects or is required to satisfy all or part of such redemption price in shares of Common Stock, the number of such shares to be issued on such Automatic Redemption Date shall be the number determined by dividing (x) the dollar amount of the redemption price being satisfied in shares of Common Stock, by (y) 95% of the average of daily VWAPs during the Second Pricing Period. Such shares shall be issued and delivered within three (3) Trading Days following the end of such Second Pricing Period and shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances, restrictions and legends. If any holder of Preferred Shares does not receive the requisite number of shares of Common Stock in the form required above within such three Trading Day period, such holder shall have the option of either (a) requiring the Corporation to issue and deliver all or a portion of such shares or (b) canceling such election (whether by the Corporation or such holder), in whole or in part, to pay all or part of the redemption price in Common Stock, in which case the Corporation shall immediately pay in cash the full redemption price due hereunder or such portion as the holder specifies is to be paid in cash instead of Common Stock. To the extent the Corporation makes any election pursuant to this subsection, all holders of Preferred Shares must be treated equally with respect to such redemption payment. Notwithstanding anything to the contrary herein, the Corporation shall be prohibited from exercising its right to satisfy the redemption price hereunder in shares of Common Stock (and must deliver cash in respect thereof) on the Automatic Redemption Date (x) if at any time from the Notice Date until the time at which the holder(s) receive such shares2 there fails to exist Effective Registration (as defined in the Exchange Agreement) or any of the other conditions set forth in subsection 5(i)(5) below fail to exist, and (y) to the extent any such issuance would cause a violation of, or exceed the limitations contained in, subsection 5(i)(4) below. If any or all of such redemption price is being paid in cash, then such cash payment shall be made on such Automatic Redemption Date or, if not a Trading Day, on the first Trading Day thereafter. If such cash payment, or any cash payment due following the Second Pricing Period, is not paid in full within three (3) Trading Days following such Automatic Redemption Date or Second Pricing Period, as the case may be, then at any holder's option the Corporation shall redeem all outstanding Preferred Shares held by such holder for cash at the Premium Redemption Price (as defined in the Registration Rights Agreement). In addition, any such cash payments shall accrue interest at a rate equal to the lesser of 20% per annum or the highest rate permitted by law, until paid. Any redemption in shares of Common Stock under this subsection shall be deemed a conversion of such Preferred Shares so redeemed at the conversion price set forth in this subsection.

        (2)  Forced Conversion.

          (A) Subject to Subsections 5(i)(4) and 5(i)(5) below, after the Registration Statement (as defined in the Registration Rights Agreement) is declared effective and prior to February 16, 2006, in the event that the closing bid price per share of Common Stock on the Principal Market is equal to or greater than $6.3212 (as such figure shall be appropriately and equitably adjusted pursuant to any stock splits, stock dividends and similar events) during any period of at least twenty (20) out of thirty (30) consecutive Trading Days, the Corporation shall have the right to compel holders of Preferred Shares (on a pro rata basis among holders of Preferred Shares) to convert all or a portion of their Preferred Shares at the Conversion Price in effect on the conversion date; provided, however,that (1) the Corporation shall provide at least twenty-five (25) Trading Days prior written notice to all holders of its election hereunder, specifying the conversion date ("Forced Conversion Date") and the number of shares to be converted, (2) the VWAP shall equal or exceed the Conversion Price at the time of such election notice and on each Trading Day thereafter through and including the Forced Conversion Date, (3) there shall be Effective Registration at the time such 30-Trading Day period commenced and all times thereafter through and including the Forced Conversion Date, and (4) holders of Preferred Shares may continue to convert any or all of their Preferred Shares after receiving the Corporation's election notice under this Section 5(i)(2) (which conversions shall be applied against the number of Preferred Shares required to be converted on the Forced Conversion Date). Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Preferred Shares contained herein.

          (B) Subject to Subsections 5(i)(4) and 5(i)(5) below, after the Registration Statement (as defined in the Registration Rights Agreement) is declared effective and prior to February 16, 2006, if the closing bid price per share of Common Stock on the Principal Market on any Trading Day is equal to or greater than 120% of the Conversion Price in effect on the immediately following Trading Day ("Trigger Day") (with appropriate and equitable adjustment for any stock splits, stock dividends and similar events), the Corporation shall have the right to compel holders of Preferred Shares (on a pro rata basis among holders of Preferred Shares) to convert all or a portion of their Preferred Shares on the terms contained herein during the ten (10) consecutive Trading Days immediately following such Trigger Day ("Forced Conversion Period") by delivering a written notice on such Trigger Day to each holder of Preferred Shares specifying the aggregate number of Preferred Shares which must be converted by such holder during the Forced Conversion Period; provided, however, that (1) no holder of Preferred Shares shall be obligated to effect such conversion(s) to the extent any Preferred Shares would convert into more than such holder's pro rata share of the Forced Conversion Limit, (2) no holder of Preferred Shares shall be obligated to effect such conversion(s) on any particular day during the Forced Conversion Period so long as the requisite number of Preferred Shares are converted during the Forced Conversion Period, and (3) there shall be Effective Registration at all times during such Forced Conversion Period and the twenty (20) Trading Days immediately preceding such Forced Conversion Period. Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Preferred Shares contained herein.

        (3)  Forced Redemption.  Subject to Subsection 5(i)(5) below, after the Registration Statement (as defined in the Registration Rights Agreement) is declared effective and prior to February 16, 2006, the Corporation shall have the right to redeem (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware, including, without limitation, Section 160 of the DGCL) for cash at any time and from time to time all or a portion of the outstanding Preferred Shares (on a pro rata basis among holders of Preferred Shares) at a redemption price ("Forced Redemption Price") equal to the greater of (A) 120% of the Liquidation Value of the Preferred Shares being redeemed or (B) 120% of the Liquidation Value for the Preferred Shares being redeemed multiplied by the closing sale price of the Common Stock (as reported by NASDAQ) on the Trading Day next preceding the Forced Redemption Date (as defined below) divided by the then applicable Conversion Price, provided that in the event that Preferred Shares have been converted into at least 2,500,000 shares of Common Stock in the aggregate, the Forced Redemption Price for any Preferred Shares redeemed thereafter shall equal the Liquidation Value; provided, however, that for any redemption pursuant to this Section 5(i)(3), (1) the Corporation shall provide at least thirty (30) Trading Days prior written notice ("Forced Redemption Notice") to all holders of its election hereunder, specifying the redemption date ("Forced Redemption Date") and the number of shares to be redeemed, (2) there shall be Effective Registration at all times at least thirty (30) Trading Days prior to such election notice and all times thereafter through and including the Forced Redemption Date, and (3) holders of Preferred Shares may continue to convert any or all of their Preferred Shares after receiving the Corporation's redemption election notice under this Section 5(i)(3) up until the Forced Redemption Date. If any holder does not receive the Forced Redemption Price on the Forced Redemption Date, then such holder shall have the right at any time and from time to time thereafter, at the holder's option, to either (1) sell to the Corporation any or all of its Preferred Shares then held by such holder at the Forced Redemption Price plus accrued interest thereon from the Forced Redemption Date until such holder's receipt of the Forced Redemption Price at a rate of 20% per annum, or (2) force the Corporation to convert any or all of the Preferred Shares held by such holder into Common Shares pursuant to the provisions of Section 5(a) above.

        (4)  Ownership Limitation.  Notwithstanding anything contained in subsections (1) and (2) above, no holder's Preferred Shares shall be subject to forced conversion or redemption in shares of Common Stock to the extent such conversion or redemption would result in the holder of Preferred Shares exceeding or violating the limitations or provisions contained in Section 5(j) below. In such event, the Preferred Shares of such holder shall be converted or redeemed to the extent such limitations are not exceeded or violated, and (A) the Corporation shall redeem for cash instead of Common Stock those Preferred Shares which cannot be redeemed in Common Stock under subsection (1) above due to this subsection (4), and (B) no holders shall be forced to convert those Preferred Shares under subsection (2) above which cannot be converted due to this subsection (4).

        (5)  Conditions Precedent.  Notwithstanding the preceding subsections (1), (2) and (3), no holder of Preferred Shares shall be obligated to convert any Preferred Shares held by such holder on the Forced Conversion Date or during the Forced Conversion Period or to accept shares of Common Stock in payment of any redemption hereunder, unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such forced conversion or redemption (automatic or forced) in shares of Common Stock (waivable by any holder with respect to such holder's Preferred Shares):

          (A) There shall be Effective Registration;

          (B) There shall not have occurred a Change in Control Transaction or the public announcement of a pending Change in Control Transaction which has not been abandoned or terminated; and

          (C) The total number of Common Shares issuable hereunder (regardless of any limitations contained herein) shall have been duly authorized and reserved for issuance.

      (j)  Limitations on Holder's Right to Convert and Corporation's Right to Redeem.

        (A) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be issued to the holder upon conversion or redemption pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Preferred Shares) that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder's "affiliates" (as defined in Rule 144 of the Act) ("Aggregation Parties")

    that would be aggregated for purposes of determining whether a group under Section 13(d) of the Exchange Act exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the "Restricted Ownership Percentage"). Each holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation in the event and only to the extent that Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage limitation thereunder from 10%, and (y) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a transaction or event referred to in Section 5(m) below or any other transaction in which in excess of 50% of the Corporation's voting control is transferred in one or a series of related transactions (whether by transfer, merger, consolidation or otherwise) or there is a replacement of more than 50% of the members of the Board of Directors of the Corporation with out the prior approval of the incumbent directors.

        (B) The holder covenants at all times on each day (each such day being referred to as a "Covenant Day") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "Covenant Period") such holder will not acquire shares of Common Stock pursuant to any right (including conversion of Preferred Shares) existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such holder and its Aggregation Parties (ignoring all dispositions) would exceed:

      (x)
      the Restricted Ownership Percentage of the total number of shares of Common Stock outstanding at the commencement of the Covenant Period, minus

      (y)
      the number of shares of Common Stock actually owned by such holder and its Aggregation Parties at the commencement of the Covenant Period.

    A new and independent covenant will be deemed to be given by the holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The holder agrees to comply with each such covenant. This Section 5(j)(B) controls in the case of any conflict with any other provision of the Exchange Agreement or any agreement or document entered into in connection therewith.

        (C) 19.9% Limitation.    Notwithstanding anything contained herein, in no event shall the Corporation issue shares of Common Stock hereunder to the extent that the total number of shares issued or deemed issued to the Subscriber under the Exchange Agreement would exceed 19.9% of the Corporation's issued and outstanding shares of Common Stock on the date of the Purchase Agreement. Only shares acquired pursuant to the Purchase Agreement, Preferred Shares and Warrant (as defined in the Exchange Agreement) will be included in determining whether the limitations would be exceeded for purposes of this paragraph.

      (k)  Certificate for Conversion Price Adjustment.  The Corporation shall promptly furnish or cause to be furnished to each holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 5 and setting forth a brief statement of the facts requiring such adjustment or readjustment.

      (l)  Specific Enforcement.  The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designations were not performed in accordance with their specific terms or were otherwise breached. Each holder of Preferred Shares and each permitted assignee shall have all rights and remedies set forth in this Certificate and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Certificate shall be entitled to enforce such rights specifically or pursue other injunctive relief or other equitable remedies (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Certificate and to exercise all other rights granted by law. Each holder of Preferred Shares and each permitted assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

      (m)  Change in Control Transaction.  In case of any Change in Control Transaction, each holder of Preferred Shares shall have the right thereafter to, at its option, (A) convert such holder's Preferred Shares, in whole or in part, at the then applicable Conversion Price into the shares of stock and other securities, cash and/or property receivable upon or deemed to be held by holders of Common Stock following any such Change in Control Transaction, and such holder shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Corporation into which such holder's Preferred Shares could have been converted immediately prior to such Change in Control Transaction would have been entitled if such conversion were permitted, subject to such further applicable adjustments set forth in this Certificate of Designations, or (B) require the Corporation or its successor to redeem any or all of such Preferred Shares at a redemption price equal to the greater of (i) 120% of the Liquidation Value of such Preferred Shares and (ii) 120% of the product of (x) the average of the Fair Market Price for the five (5) Trading Days immediately preceding such holder's election to have its Preferred Shares redeemed and (y) the number of shares of Common Stock into which such Preferred Shares being redeemed are then convertible, provided that such holder shall have notified the Corporation of its intent to have its Preferred Shares converted or redeemed no later than the five Trading Days prior to the closing date for the Change in Control Transaction; provided, however, that in the event such Change in Control Transaction is a merger solely by an exchange of shares of common stock, then clause (B)(ii) above shall not apply, and such holder, in addition to its rights under clause (B)(i) above, shall have the right to convert any or all of its Preferred Shares pursuant to clause (A) above at a Conversion Price equal to the Floating Price. The terms of any such Change in Control Transaction shall include such terms so as to continue to give to the holders of Preferred Shares the right to receive the amount of securities, cash and/or property upon any conversion or redemption following such Change in Control Transaction to which a holder of the number of shares of Common Stock deliverable upon such conversion would have been entitled in such Change in Control Transaction, and dividends payable hereunder shall be in cash or such new securities and/or property, at such holder's option. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers, share exchanges or other Change in Control Transactions.

    6.  Voting Rights.  Other than as provided herein and under the Delaware General Corporation Law, the holders of Preferred Shares shall have no rights to vote in connection with any matter voted upon by the holders of Common Stock of the Corporation; provided, however, that the affirmative vote of a majority of the Corporation's outstanding Preferred Shares voting as a single class on an as converted basis shall be necessary for (i) any amendment, modification or repeal of this Certificate of Designations (whether by merger, consolidation or otherwise), or (ii) any amendment to the Certificate of Incorporation or by-laws of the Corporation (whether by merger, consolidation or otherwise) that may amend or change or adversely affect any of the rights, preferences, obligations or privileges of the Preferred Shares, provided, however, that (a) holders of Preferred Shares who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote, and (b) no vote shall be required in connection with a merger, the sole purpose of which is to effect a change of the Corporation's state of incorporation and/or increase the number of members of the Board of Directors of the Corporation, so long as such merger or change does not in any way amend or change or adversely affect any of the rights, preferences, obligations or privileges of the Preferred Shares.

    7.  Notices.  The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

    8.  Certificates.

      (a) The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange. In the event that any holder of Preferred Shares notifies the Corporation that its certificate(s) therefor have been lost, stolen or destroyed, the Corporation shall promptly and without charge deliver replacement certificate(s) to such holder, provided that such holder executes and delivers to the Corporation an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificate(s).

      (b) The certificate(s) representing the Preferred Shares may be imprinted with the legends in substantially the following form:

    "THESE SECURITIES HAVE NOT BEEN REGISTERED FOR OFFER OR SALE UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

    "THIS CERTIFICATE IS NOT REQUIRED TO BE PHYSICALLY SURRENDERED TO THE CORPORATION IN THE EVENT THAT THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE CONVERTED OR REDEEMED IN PART. AS A RESULT, FOLLOWING ANY CONVERSION OR REDEMPTION OF ANY PORTION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES INDICATED ON THIS CERTIFICATE."

    9.  Attorneys' Fees.  In connection with enforcement by a holder of Preferred Shares of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees and expenses incurred.

    10.  No Reissuance.  No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

    11.  No Senior Securities or Variable Rate Transactions.

      (a) So long as any Preferred Shares remain outstanding, the Corporation and its subsidiaries shall not, without the affirmative vote of the holders of at least 75% of the outstanding Preferred Shares, issue any securities ranking senior to or pari passu with the Preferred Shares in any manner (including without limitation with respect to dividends, timing of receipt of liquidation preference or timing of redemption) or incur any indebtedness, except for (a) convertible debentures issued to London Pacific for an aggregate principal amount outstanding, including amounts outstanding on the Exchange Date, of up to $5.5 million, (b) indebtedness under working capital facilities from commercial bank lines of credit, and (c) Senior Debt, as defined in Section 3.19 of the Exchange Agreement.

      (b) So long as any Preferred Shares remain outstanding, the Corporation and its subsidiaries shall not, without the affirmative vote of the holders of at least 75% of the outstanding Preferred Shares, enter into any Variable Rate Transaction or MFN Transaction.

    12.  Severability of Provisions.  If any right, preference or limitation of the Preferred Shares set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

    13.  Limitations.  Except as may otherwise be required by law and as are set forth in the Exchange Agreement and the Registration Rights Agreement, the Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designations (as may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

* * * * *

[Signature Page Follows]

    IN WITNESS WHEREOF, this Certificate of Designations of the Corporation has been duly executed this 13th day of August, 2001.

HYBRID NETWORKS, INC.
By:	/s/ Michael D. Greenbaum Name: Michael D. Greenbaum Title: President and Chief Executive Officer

EXHIBIT A TO CERTIFICATE OF DESIGNATIONS

(To be Executed by Holder
in order to Convert Preferred Shares)

CONVERSION NOTICE
FOR
SERIES K CUMULATIVE CONVERTIBLE PREFERRED STOCK

The undersigned, as a holder ("Holder") of shares designated as Series K Cumulative Convertible Preferred Stock ("Preferred Shares") of HYBRID NETWORKS, INC., a Delaware corporation (the "Corporation"), hereby irrevocably elects to convert                  Preferred Shares for shares ("Common Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Corporation according to the terms and conditions of the Certificate of Designations for the Preferred Shares ("Certificate") as of the date written below. The undersigned hereby requests that share certificates for the Common Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the Holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate. The undersigned represents as of the date hereof that, after giving effect to such conversion of Preferred Shares pursuant to this Conversion Notice, the undersigned will not exceed the "Restricted Ownership Percentage" contained in Section 5(j)(A) of the Certificate and will remain in compliance with Section 5(j)(B) of the Certificate.

Conversion Date:

Conversion Information:

        NAME OF HOLDER:

        By:
        Print Name:
        Print Title:

        Print Address of Holder:

        Issue Common Stock to:
        at:

If Common Shares are to be issued to a person other than Holder, Holder's signature must be guaranteed below:

SIGNATURE GUARANTEED BY:

THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

Page 1 of Conversion Notice

Page 2 to Conversion Notice dated                                      for:
                                                             (Conversion Date)                               (Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Preferred Shares being converted:			shares
(1)	Number of Preferred Shares × $1,000:	$
(2)	Accreted Dividends and Accrued But Unpaid Dividends [amount (1) above × (.06/360) x number of days elapsed since cash dividends last paid or original issuance]:	$
(3)	Liquidated Damages not yet paid:	$

Aggregate Liquidation Value [(1) + (2) + (3)]:				$

Conversion Price				$

Total Number of Common Shares = Aggregate Liquidation Value
                                                                   Conversion Price

NUMBER OF COMMON SHARES ISSUED UPON CONVERSION =                  shares

The Holder hereby represents that, immediately following such conversion, the balance of the number of Preferred Shares held by such Holder equals                  .

If the conversion is not being settled by DTC, please issue and deliver            certificate(s) for Common Shares in the following amount(s):

If the Holder is receiving certificate(s) for Preferred Shares upon the conversion, please issue and deliver            certificate(s) for Preferred Shares in the following amounts:

QuickLinks

  Exhibit 3.01
EXHIBIT A TO CERTIFICATE OF DESIGNATIONS
COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED